Exhibit 99.1

Consent of Gemini Valuation Services, LLC

Gemini Valuation Services, LLC (“Gemini”) hereby consents to (i) the inclusion of our opinion letter dated May 21, 2021 (the “Opinion”) to the Board of Directors of Enveric Biosciences, Inc. as Annex D to the proxy statement/prospectus that is being filed on or promptly after the date hereof with the Securities and Exchange Commission in connection with the proposed amalgamation involving Enveric Biosciences, Inc. and MagicMed Industries Inc., which such proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Enveric Biosciences, Inc. (the “Registration Statement”) that is being filed on or promptly after the date hereof with the Securities and Exchange Commission, (ii) the references therein to Gemini and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Enveric Biosciences, Inc.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

GEMINI VALUATION SERVICES, LLC
Los Angeles, California
August 3, 2021	By:	/s/ Nathan Johnson
	Name:	Nathan Johnson
	Title:	Managing Director